Exhibit 99.1

American Public Education Reports Second Quarter 2011 Results

CHARLES TOWN, W.V.--(BUSINESS WIRE)--August 2, 2011--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University (AMU) and American Public University (APU) – announced financial results for the quarter ended June 30, 2011.

Recent Highlights:

  Net course registrations from new students1 in the second quarter of 2011 increased to approximately 18,900, an increase of approximately 39% over the same period of 2010.
  Net course registrations1 increased to approximately 77,900 in the second quarter of 2011, a year-over-year increase of 28%.
  As of June 30, 2011, there were a total of 96,800 active students at American Public University System, a year-over-year increase of 34%.
  Second quarter 2011 revenues increased 31% to $60.8 million, compared to $46.3 million in the second quarter of 2010.
  Net income for the second quarter of 2011 increased 29% to $9.0 million, or $0.49 per diluted share, compared to $7.0 million, or $0.37 per diluted share, in the same period of 2010.
  American Public Education anticipates third quarter 2011 net course registrations from new students to increase approximately 35%1 year over year; net course registrations to increase approximately 28%1 year over year; revenues to increase approximately 29% year over year; and net income to be between $0.41 and $0.43 per diluted share.

Financial and Other Results:

Total revenues for the second quarter of 2011 increased 31% to $60.8 million, compared to total revenues of $46.3 million in the second quarter of 2010. Income from operations before interest income and income taxes in the second quarter of 2011 increased 27% to $14.9 million, compared to $11.7 million in the same period of 2010. Stock-based compensation expense reduced operating income by $746,000 in the second quarter of 2011 and $722,000 in the second quarter of 2010.

Net income for the second quarter of 2011 increased 29% to $9.0 million, or $0.49 per diluted share, which includes $452,000, or $0.03 per diluted share, in stock-based compensation expense, net of tax. This compares to net income of $7.0 million, or $0.37 per diluted share for the second quarter of 2010, including $447,000, or $0.02 per diluted share in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the second quarter of 2011 and 2010 were approximately 18.3 million and 19.0 million, respectively.

For the six months ended June 30, 2011, total revenues were $119.5 million, an increase of 28% compared to total revenues of $93.6 million in the same period of 2010. Income from operations before interest income and income tax for the six months ended June 30, 2011 increased to $28.0 million, compared to $24.9 million in the same period of 2010. Stock-based compensation expense reduced each period's operating income by $1.6 million and $1.5 million, respectively.

Net income for the six months ended June 30, 2011 to $16.8 million, or $0.92 per diluted share, which includes $980,000, or $0.05 per diluted share, in stock-based compensation expense, net of tax. This compares to net income of $14.7 million, or $0.77 per diluted share, in the same period of 2010, including $923,000, or $0.05 per diluted share, in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the six months ended June 30, 2011 and 2010 were approximately 18.4 million and 19.0 million, respectively.

Total cash and cash equivalents as of June 30, 2011 were approximately $94.5 million with no long-term debt. Cash from operations for the six months ended June 30, 2011 was approximately $25.7 million, compared to $18.2 million in the same period of 2010. Capital expenditures were approximately $6.8 million for the six months ended June 30, 2011, compared to $8.5 million in the prior year period. Depreciation and amortization was $4.3 million for the six months ended June 30, 2011 and $3.0 million for the same period of 2010.

Net Course Registrations:
For the three months ended June 30,
	2010	2011	% Change
Net Course Registrations from New Students[1]	13,600	18,900	39%
Net Course Registrations[1]	61,000	77,900	28%

For the six months ended June 30,
	2010	2011	% Change
Net Course Registrations from New Students	26,700	36,700	37%
Net Course Registrations	123,000	159,000	29%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty.

1 On January 3, 2011, APUS combined each one-credit lab course with its related three-credit class resulting in one four-credit course. Net course registrations and net course registration growth rates exclude other non-credit registrations and are presented throughout this press release as if labs and classes were combined in the prior year period.

Third Quarter 2011 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates third quarter 2011 net course registrations from new students to increase approximately 35%1 year-over-year; net course registrations to increase approximately 28%1 year-over-year; revenues to increase approximately 29% over the prior year period; and net income to be between $0.41 and $0.43 per diluted share.

1 As noted under Net Course Registrations above, net course registration growth rates exclude other non-credit registrations and are presented as if labs and classes were combined in the prior year period.

Webcast:

A live webcast of the Company’s second quarter earnings conference call will be broadcast at 5:00 p.m. EDT today. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, operates through American Military University (AMU) and American Public University (APU). APUS serves more than 96,800 adult learners worldwide and offers 87 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts. Nationally recognized for its best practices in online higher education, APUS provides an affordable education through classes taught by experienced faculty who are leaders in their fields and committed to the academic achievement of their students.

American Public University System is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (www.ncahlc.org). For more information about APUS graduation rates, median debt of students who completed programs, and other important information, visit www.apus.edu/disclosure.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth, expected revenues and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2011	2010
	(Unaudited)

Revenues	$60,795	$46,254
Costs and expenses:
Instructional costs and services	23,011	17,376
Selling and promotional	9,721	8,120
General and administrative	10,910	7,451
Depreciation and amortization	2,242	1,568

Total costs and expenses	45,884	34,515

Income from operations before
interest income and income taxes	14,911	11,739
Interest income, net	25	35

Income before income taxes	14,936	11,774
Income tax expense	5,960	4,749

Net income	$8,976	$7,025

Net Income per common share:
Basic	$0.50	$0.38

Diluted	$0.49	$0.37

Weighted average number of
common shares:
Basic	17,890,298	18,407,149

Diluted	18,345,775	19,032,440

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Six Months Ended
	June 30,
	2011	2010
	(Unaudited)

Revenues	$119,459	$93,565
Costs and expenses:
Instructional costs and services	45,116	35,401
Selling and promotional	20,605	15,229
General and administrative	21,421	15,083
Depreciation and amortization	4,335	2,976

Total costs and expenses	91,477	68,689

Income from operations before
interest income and income taxes	27,982	24,876
Interest income, net	52	57

Income before income taxes	28,034	24,933
Income tax expense	11,201	10,260

Net income	$16,833	$14,673

Net Income per common share:
Basic	$0.94	$0.80

Diluted	$0.92	$0.77

Weighted average number of
common shares:
Basic	17,912,423	18,364,843

Diluted	18,359,223	19,001,369

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Associate Vice President, Corporate Communications
703-334-3880